                     BECTON, DICKINSON AND COMPANY                   Exhibit 11
                   COMPUTATION OF EARNINGS PER SHARE
           (All amounts in thousands, except per share data)

                                                      Six Months Ended
                                                          March 31,
                                                      ------------------
PRIMARY EARNINGS PER SHARE                              1996      1995
- --------------------------                            --------   -------

  Net income                                          $119,312   $98,473
  Less preferred stock dividends                        (1,759)   (1,812)
                                                      --------   -------

  Net income applicable to common stock               $117,553   $96,661
                                                      ========   =======

Shares:
  Average shares outstanding                            64,194    67,938
  Add dilutive stock equivalents from stock plans        3,073     1,859
                                                      --------   -------
  Weighted average number of common and common
   equivalent shares outstanding during the year        67,267    69,797
                                                      ========   =======


Earnings per share                                    $   1.75   $  1.38
                                                      ========   =======


FULLY DILUTED EARNINGS PER SHARE
- --------------------------------

  Net income applicable to common stock               $117,553   $96,661
  Add preferred stock dividends
     using the "if converted" method                     1,759     1,812
  Less additional ESOP contribution, using
     the "if converted" method                            (651)     (716)
                                                      --------   -------
  Net income for fully diluted earnings per share     $118,661   $97,757
                                                      ========   =======
Shares:
  Average shares outstanding                            64,194    67,938
  Add:
    Dilutive stock equivalents from stock plans          3,296     2,169
    Shares issuable upon conversion
        of preferred stock                               1,461     1,506
                                                      --------   -------
  Weighted average number of common shares used
   in calculating fully diluted earnings per share      68,951    71,613
                                                      ========   =======

Fully diluted earnings per share                      $   1.72   $  1.37
                                                      ========   =======